EXHIBIT 3


                               CSW CREDIT, INC.
                               EARNINGS COVERAGE
                          (thousands, except ratios)

                                       1996

                                      OCTOBER        NOVEMBER        DECEMBER

Net Income                                 $669            $717              $0
Income Taxes                                360             386              47
Tax benefit of parent
  company loss                                -               -             (26)
Interest Expense                          3,489           3,052           2,919
                                    ------------    ------------    ------------

                                         $4,518          $4,155          $2,940
                                    ============    ============    ============



 Interest Expense                        $3,489          $3,052          $2,919



Ratio of Earnings
  to Fixed Charges                         1.29            1.36            1.01





                               CAPITAL STRUCTURE
                               DECEMBER 31, 1996
                                  (thousands)



Short-term Debt                        $579,300             95%
Common Equity                            31,776              5%
                                    ------------    ------------

     Total                             $611,076            100%
                                    ============    ============